Exhibit 10.1

2006 NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

ADOBE SYSTEMS INCORPORATED

Pay Element	Current Program
Annual Cash Retainer	$35,000

Board Meeting Fees	None

Committee Chair Fees	Flat retainer: Audit: $30,000 Exec Comp: $15,000 Nom/Gov: $10,000

Committee Member Fees (non-Chairs)	Flat retainer: Audit: $15,000 Exec Comp: $7,500 Nom/Gov: $5,000

Initial Stock Option Grant	Stock Option Grant: 50,000 3 year vest 10 year option term

Ongoing Stock Option Grant	Stock Option Grant: 25,000 3 year vesting 10 year option term

Health Benefits	Health, dental and vision insurance offered at COBRA rates.

Other

Reimbursement of travel expenses associated with Board and Committee meetings as well as costs and expenses incurred in attending director education programs and other Adobe-related seminars and conferences.